Exhibit 10.22

VIA ELECTRONIC MAIL

December 17, 2025

Nathaniel Ru
Chief Brand Officer
Sweetgreen, Inc.
ru@sweetgreen.com

    Re: Stepping Down After 20 Years of Service

Dear Nathaniel:

After 20 years of building Sweetgreen, Inc. (the “Company”), you have expressed an interest in resigning from your positions as the Chief Brand Officer and Treasurer of the Company, while continuing to serve as a member of the Company’s Board of Directors (the “Board”). We greatly appreciate your past, and anticipated future, service to the Company. You and the Company (collectively, the “Parties”) agree that this employment separation agreement (this “Separation Agreement”) represents the full and complete understanding and agreement concerning your separation from employment with the Company.

1.Last Day of Employment.  Your last day of employment with the Company will be January 1, 2026 (your “Employment Separation Date”). At the end of the day on your Employment Separation Date, you will cease to be an officer and/or employee of the Company. The termination of your employment with the Company as contemplated in this Section 1 shall not constitute an Involuntary Termination for purposes of Section 5.3 of that certain Executive Employment Agreement, effective as of October 1, 2021, by and between you and the Company (the “Employment Agreement”) and, accordingly, this Separation Agreement sets forth the only severance benefits to which you are entitled in connection with such termination of your employment.

2.Continued Vesting Eligibility of Performance-Based Restricted Stock Units. Provided that your employment with the Company terminates on the Employment Separation Date as contemplated in Section 1 above, such termination shall be deemed to be a “mutually-agreed departure” on the Employment Separation Date under the terms of that certain Sweetgreen, Inc. Restricted Stock Unit Grant Notice (the “Grant Notice”) pursuant to which you were awarded 2,100,000 restricted stock units (the “PRSUs”) on October 24, 2021, such that any then-unvested PRSUs will remain outstanding and eligible to satisfy the Stock Price Requirement (as defined in the Grant Notice) for 18 months from the Separation Date, as further described in the Grant Notice. The Company represents and warrants that the Board has agreed to the foregoing. The RSU Documents (as defined in the Grant Notice) remain in full force and effect in accordance with their terms, including with respect to the treatment of the PRSUs (i) in the event of a termination of your employment with the Company other than as contemplated in Section 1 above and (ii) in the event of a Change of Control (within the meaning of the Grant Notice).
3.Stock Option Exercise Period Extension. Your outstanding options to purchase company stock (your “Stock Options”) are listed in Exhibit A attached hereto. Provided that your employment with the Company terminates on the Employment Separation Date as contemplated in Section 1 above, with respect to your Stock Options, and notwithstanding anything to the contrary in the applicable option grant documents or applicable equity plan, the post-termination exercise period with respect to each of your Stock Options shall be extended automatically until such option’s maturity date (which maturity dates are listed accurately on Exhibit A attached hereto). You acknowledge and agree that any such extension may have tax consequences, and that the Company has recommended that you consult a tax expert regarding said tax consequences. The Company agrees that all of your Stock Options are fully vested.

4. 2025 Annual Bonus Eligibility. Provided that your employment with the Company terminates on the Employment Separation Date as contemplated in Section 1 above, you shall remain eligible to earn an Annual Bonus for the Company’s 2025 fiscal year at the target amount, and under the terms and conditions, expressly approved by the Board on March 11, 2025. Notwithstanding anything to the contrary in such terms and conditions, you are not required to remain an active employee in good standing through the time such bonus is paid. Any such bonus shall be paid to you no later than the day on which such bonus is first paid to any other officer of the Company.

5.Sweetgreen Store Credits. Provided that your employment with the Company terminates on the Employment Separation Date as contemplated in Section 1 above, in recognition of your contributions to the Company as a co-founder, you shall receive a lifetime credit of $4,000 per calendar year (beginning in 2026) to use for the purchase of food and/or beverage products that are sold by the Company to the general public, provided that such lifetime credit shall immediately and automatically terminate upon (a) any Change of Control (as defined in the Employment Agreement) or (b) any cessation by the Company of the sale of food and beverage products to the general public, provided that such cessation is not intended by the Company to be of a temporary nature. Such credit shall be non-transferable and shall have no cash value. Any unused portion of such credit shall not rollover to the next year. Nothing herein is intended to, and nothing does, require the Company to continue to sell food or beverage products to the general public. Such lifetime credit shall be subject to applicable taxes and withholdings.

6.Termination of Employee Benefits.  Your employee benefits, including but not limited to Company-paid medical, hospitalization, dental, and vision insurance, short-term disability insurance, workers’ compensation insurance, fitness reimbursement, telephone reimbursement, and 401(k) plan participation, will terminate on your Employment Separation Date.

7.COBRA. Regardless of whether you enter into this Separation Agreement, you may elect to continue medical, dental, and vision insurance coverage at your own expense after your Employment Separation Date, pursuant to a federal law known as COBRA.  You will receive under separate cover information and enrollment forms regarding continuing insurance coverage pursuant to COBRA.  Additionally, you may have other options available to you when you lose group health plan coverage, such as through the Health Insurance Marketplace, through a spouse’s plan, or under Medicare. You are responsible for your selection of health insurance coverage following your Employment Separation Date, and the Company has no obligation or liability with respect to such coverage.

8.Reimbursement of Expenses. You agree to submit to the Company’s Finance Department, no later than two weeks after your Employment Separation Date, appropriate documentation of all authorized business expenses incurred in connection with your performance of duties for the Company as an officer or employee on or prior to your Employment Separation Date, and the Company will reimburse you in accordance with Company policy. Additionally, the Company shall reimburse you for your out-of-pocket legal costs associated with the review and negotiation of this Separation Agreement, up to a maximum amount of $5,000, promptly following receipt of an invoice therefor. Any such reimbursement for your out-of-pocket legal costs shall be subject to applicable taxes and withholdings.

9.Equity Award Terms.  Subject to Sections 2 and 3 above, your Company stock options and restricted stock units will continue to be governed by the terms of the Company’s 2009 Stock Plan, as amended, the Company’s 2019 Equity Incentive Plan, or the Company’s 2021 Equity Incentive Plan, as applicable, as well the corresponding equity award agreements that you entered into with respect to those stock options and restricted stock units.

10.Company Email Account. You shall have continued access to your Company email account during your tenure as a member of the Board, provided that the Company may, at its sole discretion, require any emails sent by you from your Company email account to include an “.ext” designation in your email address (in such location within that email address as determined by the Company). You acknowledge and agree that, after the Employment Separation Date, you shall not represent yourself as an employee of the Company or conduct Company business (other than in your capacity as a member of the Board).

11.Independent Advice. You acknowledge that you have been encouraged to consult with counsel of your choice regarding this Separation Agreement. You further hereby acknowledge and represent that you have consulted with, or have voluntarily declined to consult with, independent counsel regarding your rights and obligations under this Separation Agreement, and that you fully understand and are voluntarily agreeing to the terms and conditions contained herein.

12.Changes to this Agreement. This Separation Agreement may not be changed unless the changes are in writing and signed by you and the Chief Executive Officer of the Company.

13.Applicable Law.  This Separation Agreement shall be interpreted, enforced, and governed under the laws of the State of California, without regard to its conflicts of law provisions.

14.Severability.  The Parties agree that in the event any provision of this Separation Agreement is declared to be invalid or unenforceable, this Separation Agreement shall be reformed by the court so that it is enforceable to the maximum extent permitted by law, and that nothing shall invalidate or render unenforceable the remaining provisions of this Separation Agreement, which shall remain in full force and effect to the fullest extent permitted by law.

15.Entire Agreement. Except as otherwise expressly provided in this Separation Agreement, this Separation Agreement contains the entire agreement between the Parties regarding the subject matter hereof and supersedes and replaces any prior agreements or understandings between you and the Company regarding such subject matter. For the avoidance of doubt, the following agreements are and shall remain in full force and effect, subject to any modifications thereto contained or described in this Separation Agreement: (i) the Employment Agreement; (ii) that certain Proprietary Information and Inventions Assignment Agreement that you entered into on

January 6, 2010 with the Company; (iii) that certain Arbitration Agreement that you entered into on December 11, 2019 with the Company; (iv) that certain Indemnification Agreement dated October 21, 2009 between you and the Company; and (v) the equity award agreements that you entered into with the Company with respect to your Company equity awards (including but not limited to the Grant Notice and the RSU Documents (as defined in the Grant Notice)).

IN WITNESS WHEREOF, each party has executed this Separation Agreement as of the applicable date set forth below.
Sweetgreen, Inc.

By: /s/ Jonathan Neman             12/17/2025
Name:    Jonathan Neman            Date
Title: Chief Executive Officer

/s/ Nathaniel Ru                    12/17/2025
Nathaniel Ru                    Date

Exhibit A
[Omitted]